Ventana Expects Higher Sales and EPS in Fourth Quarter 2004

Raises Outlook for 2005

TUCSON, AZ -- 01/13/2005 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI), today announced higher-than-expected preliminary fourth quarter sales of approximately $48 million, driven by strong growth in both instrument and consumable sales. Instrument sales were very strong and contributed to the majority of the higher-than-expected revenues. As a result, the Company expects to report diluted earnings per share in a range of $0.46 to $0.50, up to $0.62 better than reported in the fourth quarter of last year, which included a special charge.

The Company is also raising its 2005 outlook. Sales are now expected within a range of $194 million to $196 million and diluted earnings per share in a range of $1.46 to $1.49, up from previous guidance ranges of $192 million to $194 million and $1.43 to $1.46, respectively.

CONFERENCE CALL

The Company will discuss the fourth quarter and full year 2004 results and the 2005 outlook during its fourth quarter conference call to be held on Friday, February 4, 2005, at 10:00 a.m. EST. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

Ventana develops, manufactures, and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include: our current financial outlook for the fourth-quarter of 2004, expected revenue growth for 2005, and earnings per share for 2005. These forward-looking statements are subject to numerous risks and uncertainties and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.

Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com.

Contact:
Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857